 FOR IMMEDIATE RELEASE

December 23, 2008

Contact: Robert E. Rout

Chief Administrative and

Chief Financial Officer
724-465-1487

S&T Bancorp, Inc. Announces Participation in the
Treasury Capital Purchase Program

Indiana, Pennsylvania - S&T Bancorp, Inc. ("S&T") (NASDAQ: STBA), a full-service financial institution with branch locations in 10 Pennsylvania counties, was notified by the United States Treasury Department ("UST") that it has received preliminary approval of its $109 million application to participate in the Treasury Capital Purchase Program for "healthy institutions." The UST recently created the program to encourage qualifying United States financial institutions to increase the flow of financing to businesses and consumers, thereby restoring liquidity and stability to the U.S. financial system. The approval is subject to certain conditions and the execution of definitive agreements.

"S&T Bancorp, Inc. is pleased to be among the institutions that the UST has invited to participate in this program," said Todd D. Brice, president and chief executive officer. "The additional capital will improve our already well capitalized position, increase our lending capacity and better position us to take advantage of the growth opportunities that are currently available for banks such as S&T Bank."

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S&T Bancorp, Inc. Announces Participation in the
Treasury Capital Purchase Program (cont.)

The UST introduced the Capital Purchase Program on October 14, 2008. Following the participation of nine of the nation's largest banks, the UST has encouraged a select number of "healthy institutions" to participate in this voluntary program. A definitive agreement outlining S&T Bank's participation is expected to be completed in January 2009.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.5 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, governmental fiscal and monetary policies, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. Additional factors that could cause actual results to differ materially are discussed in S&T Bancorp, Inc.'s filings with the Securities and Exchange Commission, including without limitation its Anuual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. S&T Bancorp, Inc. does not undertake a duty to update any forward-looking statements in this press release.